FINANCIAL ACQUISITION PARTNERS, LP
                           4370 La Jolla Village Drive
                                    Suite 400
                               San Diego, CA 92122

May 9, 2001

Dear Fellow AMRESCO Shareholder:

You should have recently received a proxy statement describing our efforts to elect our slate of three Directors and to adopt certain amendments to the Bylaws at the upcoming Annual Meeting. For the reasons stated more fully in that proxy statement, we believe that it is time for a change -- it is time to elect Directors who are committed to restoring shareholder value after the massive erosion of AMRESCO's stock value over the past several years.

Time is short - the Annual Meeting is less than a week away. We strongly urge you to sign, date and return the enclosed GOLD proxy card with a vote FOR our three Director nominees and FOR each of our four proposed Bylaw amendments. Please use the postage paid envelope provided.

Our nominees, Milan Mandaric, James R. Arabia and Fred H. Margolin, former CEO's of publicly traded companies, have proven track records of building shareholder value. Help bring about change at AMRESCO by voting FOR their election and FOR the adoption of each of our four proposed Bylaw amendments TODAY.

In reviewing our proxy statement, please IGNORE any references to a slate of four nominees, Steven N. Frank and a Class I Director. These references are typographical errors. We wish to make it very clear that THE ONLY NOMINEES OF FINANCIAL PARTNERS for election as Directors at the 2001 Annual Meeting are Milan Mandaric, James R. Arabia and Fred H. Margolin as Class II Directors. We apologize for any confusion this may have caused

Even if you have already returned one of management's White proxy cards, you have every right to change your mind and vote a later dated, GOLD proxy card. Remember, only your latest dated, validly signed proxy card counts.

If you have any questions, or need any help in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

Thank you for your support.

FINANCIAL ACQUISITION PARTNERS, LP


James R. Arabia
On Behalf of Financial Acquisition Partners, LP.